Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3, dated October 26, 2011 of Applied Minerals, Inc. (formerly known as Atlas Mining, Inc.) of our report, dated April 15, 2011 and October 7, 2011 included in Annual Report on Form 10-K/A of Applied Minerals, Inc., relating to the financial statements and financial statement schedules for the two years ended December 31, 2010 and 2009.  We further consent to the reference to our firm as “experts” in the Registration Statement.

/s/PMB Helin Donovan, LLP
PMB Helin Donovan, LLP
Spokane, WA October 20, 2011